Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 27,171,200.00	0.0001381	$ 3,752.34
Fees Previously Paid
	Total Transaction Valuation:	$ 27,171,200.00
	Total Fees Due for Filing:			$ 3,752.34
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 3,752.34
Offering Note
[1]	(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based on the offer to purchase any and all shares of OceanPal Inc.'s 7% Series D Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, with a $1,000 liquidation preference per share (the "Series D Preferred Shares"). The transaction value assumes the purchase of all the Series D Preferred Shares issued and outstanding at a purchase price of $1,400.00 per share. (2) The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, which equals $138.10 for each $1,000,000 of the Transaction Value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A